Exhibit 99.1

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL REGULATION FD DISCLOSURE

DATED JANUARY 30, 2017

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The information contained in this Supplemental Regulation FD Disclosure (this “Supplemental Disclosure”) is not complete and is being furnished solely for Regulation FD compliance purposes. For additional information, readers should refer to The Greenbrier Companies, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2016, and its other filings with the Securities and Exchange Commission (the “SEC”).

Unless otherwise indicated or required by the context, the terms “Greenbrier,” “we,” “our,” “us” and the “Company” refer to The Greenbrier Companies, Inc. and its consolidated subsidiaries. Unless otherwise indicated, references to fiscal year refer to the fiscal year of Greenbrier, which ends on August 31.

This Supplemental Disclosure contains forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that might cause such a difference include those discussed below under the heading “Risk Factors”, as well as those discussed under the headings “Item 1A. Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2016 and our other filings with the SEC. The risks and uncertainties discussed herein and therein are not the only risks and uncertainties that we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial or that are not specific to us, such as general economic conditions, may also materially and adversely affect our business and operations. If any of those risks and uncertainties or the risks and uncertainties described herein or in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended November 30, 2016 or our other filings with the SEC actually occur, our business, financial condition or results of operation could be harmed substantially. Readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements contained herein reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Our Company

We are one of the leading designers, manufacturers and marketers of railroad freight car equipment in North America and Europe. We manufacture railcars in Brazil through a strategic investment and are a manufacturer and marketer of marine barges in North America. Recently through our European manufacturing operations, we also began delivery of railcars for the Saudi Arabian market. We are a leading provider of wheel services, parts, leasing and other services to the railroad and related transportation industries in North America and a provider of railcar repair, refurbishment and retrofitting services in North America through a joint venture partnership. Through unconsolidated joint ventures we also produce rail castings, tank heads and other components.

We operate an integrated business model in North America that combines freight car manufacturing, wheel services, repair, refurbishment, retrofitting, component parts, leasing and fleet management services. Our model is designed to provide customers with a comprehensive set of freight car solutions utilizing our substantial engineering, mechanical and technical capabilities as well as our experienced commercial personnel. This model allows us to develop cross-selling opportunities and synergies among our various business segments and to enhance our margins. We believe our integrated model is difficult to duplicate and provides greater value for our customers.

Segment Overview

We operate in four reportable segments: Manufacturing; Wheels & Parts; Leasing & Services; and GBW Joint Venture. Revenue for the last twelve-month, or LTM, period ended November 30, 2016 for the Manufacturing, Wheels & Parts and Leasing & Services segments was $1,851.7 million, $313.3 million and $264.4 million, respectively.

GBW Railcar Services LLC (“GBW”), an unconsolidated 50/50 joint venture, became our fourth reportable segment (the “GBW Joint Venture”) upon formation in July 2014. The results of GBW are included as part of Earnings (loss) from unconsolidated affiliates as we account for our interest in GBW under the equity method of accounting. Revenue for the LTM period ended November 30, 2016 for the GBW Joint Venture segment was $347.8 million.

Manufacturing ($1,851.7 million in LTM revenues, 76.2% of total LTM revenues)

North American Railcar Manufacturing. We manufacture a broad array of railcar types in North America, which includes most railcar types other than coal cars. We have demonstrated an ability to capture high market shares in many of the car types we produce. The primary products we produce for the North American market are:

•	Intermodal Railcars. We manufacture a comprehensive range of intermodal railcars. Our most important intermodal product is our articulated double-stack railcar. The double-stack railcar is designed to transport containers stacked two-high on a single platform and provides significant operating and capital savings over other types of intermodal railcars.

•	Tank Cars. We produce a variety of tank cars, including both general and certain pressurized tank cars, which are designed for the transportation of products such as crude oil, ethanol, liquefied petroleum gas, caustic soda, urea ammonium nitrate, vegetable oils, bio-diesel and various other products and we continue to expand our product lines.

•	Automotive. We manufacture a full line of railcar equipment specifically designed for the transportation of automotive products. Our automotive offerings include our proprietary Auto-Max railcar, Multi-Max auto rack and flat cars for automotive transportation.

•	Conventional Railcars. We produce a wide range of boxcars, which are used in the transport of forest products, perishables, general merchandise and commodities. We also produce a variety of covered hopper cars for the grain, fertilizer, sand, cement and petrochemical industries as well as gondolas for the steel, metals and aggregate markets and various other conventional railcar types. Our flat car products include center partition cars for the forest products industry, bulkhead flat cars and solid waste service flat cars.

European Railcar Manufacturing. Our European manufacturing operation produces a variety of tank, automotive and conventional freight railcar (wagon) types, including a comprehensive line of pressurized tank cars for liquid petroleum gas and ammonia and non-pressurized tank cars for light oil, chemicals and other products. In addition, we produce flat cars, coil cars for the steel and metals market, coal cars, gondolas, sliding wall cars and automobile transporter cars for both the continental European and United Kingdom markets. In 2016, we began production of tank cars to support industrial mining operations for the Saudi Arabian market for delivery beginning in 2017.

Marine Vessel Fabrication. Our Portland, Oregon manufacturing facility, located on a deep-water port on the Willamette River, includes marine vessel fabrication capabilities. The marine facilities also increase utilization of steel plate burning and fabrication capacity providing flexibility for railcar production. United States (U.S.) coastwise law, commonly referred to as the Jones Act, requires all commercial vessels transporting merchandise between ports in the U.S. to be built, owned, operated and manned by U.S. citizens and to be registered under the U.S. flag. We manufacture a broad range of Jones Act ocean-going and river barges for transporting merchandise between ports within the U.S. including conventional deck barges, double-hull tank barges, railcar/deck barges, barges for aggregates and other heavy industrial products and dump barges. Our primary focus is on the larger ocean-going vessels although the facility has the capability to compete in other marine-related products.

Wheels & Parts ($313.3 million in LTM revenues, 12.9% of total LTM revenues)

Wheel Services and Component Parts Manufacturing. We operate a large wheel services and component parts network in North America. Our wheel shops, operating in ten locations, provide complete wheel services including reconditioning of wheels and axles in addition to new axle machining and finishing and axle downsizing. Our component parts facilities, operating in four locations, recondition and manufacture railcar cushioning units, couplers, yokes, side frames, bolsters and various other parts. We also produce roofs, doors and associated parts for boxcars.

Leasing & Services ($264.4 million in LTM revenues, 10.9% of total LTM revenues)

Leasing. Our relationships with financial institutions, combined with our ownership of a lease fleet of approximately 8,500 railcars as of November 30, 2016 (6,800 railcars held as equipment on operating leases, 1,600 held as leased railcars for syndication and 100 held as finished goods inventory), enables us to offer flexible financing programs including operating leases and “by the mile” leases to our customers. In addition, we frequently originate leases of railcars, which are either newly built or refurbished by us, or buy railcars from the secondary market, and sell the railcars and attached leases to financial institutions and subsequently provide such institutions with management services under multi-year agreements. As an equipment owner and an originator of leases, we participate principally in the operating lease segment of the market. The majority of our leases are “full service” leases whereby we are responsible for maintenance and administration. Maintenance of the fleet is provided, in part, through GBW. Assets from our owned lease fleet are periodically sold to take advantage of market conditions, manage risk and maintain liquidity.

Management Services. Our management services business offers a broad array of software and services that include railcar maintenance management, railcar accounting services (such as billing and revenue collection, car hire receivable and payable administration), total fleet management (including railcar tracking using proprietary software), administration and railcar remarketing. As of November 30, 2016, we provided management services for a fleet of approximately 265,000 railcars for railroads, shippers, carriers, institutional investors and other leasing and transportation companies in North America. In fiscal 2017, we formed our Regulatory Services Group which offers regulatory, engineering, process consulting and advocacy support to the tank car and petrochemical rail shipper community, among other services.

GBW Joint Venture ($347.8 million in LTM revenues)

Railcar Repair, Refurbishment, Maintenance and Retrofitting. GBW operates the largest independent railcar repair shop network in North America consisting of over 30 repair shops including more than ten tank car repair shops certified by the Association of American Railroads (AAR). This network of repair shops performs heavy railcar repair and refurbishment, as well as routine railcar maintenance for third parties and our leased and managed fleet.

Recent Developments

In October 2016, we entered into an agreement with Astra Rail Management GmbH (Astra) to form a new company, Greenbrier-Astra Rail, which is expected to create an end-to-end, Europe-based freight railcar manufacturing, engineering and repair business. The combined enterprise will be formed between our European operations headquartered in Swidnica, Poland and Astra based in Arad, Romania. It is expected that the combined enterprise will be led by an experienced Europe-based management team from both companies and will offer manufacturing and service capability in Europe. Assuming the transaction closes, Greenbrier-Astra Rail will be controlled by us with an approximate 75% interest. As partial consideration for our majority interest, we will pay Astra € 30 million at closing and € 30 million 12 months after closing. We will provide a guarantee in connection with the € 30 million to be paid to Astra 12 months after the closing. Closing of the transaction is contingent on, among other conditions, achieving antitrust approval in certain EU countries.

We have accelerated discussions to increase our interests in two joint ventures with respect to operations in Brazil with a potential incremental investment of nearly $24 million, which, if completed, will be used to pay down indebtedness of the Brazilian operations. The Brazil operations include a railcar assembly plant and a castings facility, both in the state of Sao Paulo. We have not entered into a binding agreement with respect to this potential incremental investment and we cannot guarantee that we will enter into such agreement or make this potential incremental investment.

Summary Historical Consolidated Financial and Operating Data

The following tables present our summary historical consolidated financial data and operating information for the periods indicated. The summary historical consolidated statement of income and balance sheet data as of August 31, 2016 and 2015 and for each of the three fiscal years in the three-year period ended August 31, 2016 is derived from our audited historical consolidated financial statements. The summary consolidated statement of income data for the three months ended November 30, 2016 and 2015 and the summary consolidated balance sheet data as of November 30, 2016 and 2015 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, all adjustments considered necessary for a fair presentation of the interim November 30, 2016 and November 30, 2015 financial information have been included. Our operating results for the three months ended November 30, 2016 are not necessarily indicative of the results to be expected for any future periods.

The historical results presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period may not necessarily be indicative of the results for the full year. This information is only a summary and should be read in conjunction with “Risk Factors” included elsewhere in this Supplemental Disclosure and with our management’s discussion and analysis of financial condition and results of operations and the historical consolidated financial statements and notes thereto referred to above.

	Fiscal Year Ended August 31,			Three Months Ended November 30,
	2014	2015	2016	2015	2016
	(In thousands, except per share amounts)
Consolidated Statement of Income Data
Revenue
Manufacturing	$1,624,916	$2,136,051	$2,096,331	$698,661	$454,033
Wheels & Parts	495,627	371,237	322,395	78,729	69,635
Leasing & Services	83,419	97,990	260,798	24,999	28,646

	2,203,962	2,605,278	2,679,524	802,389	552,314
Cost of revenue
Manufacturing	1,374,008	1,691,414	1,630,554	533,033	356,555
Wheels & Parts	463,938	334,680	293,751	73,002	64,978
Leasing & Services	43,796	41,831	203,782	11,589	18,030

	1,881,742	2,067,925	2,128,087	617,624	439,563
Margin	322,220	537,353	551,437	184,765	112,751
Selling and administrative	125,270	151,791	158,681	36,549	41,213
Net gain on disposition of equipment	(15,039)	(1,330)	(15,796)	(269)	(1,122)
Gain on contribution to joint venture	(29,006)	—	—	—	—
Restructuring charges	1,475	—	—	—	—

Earnings from Operations	239,520	386,892	408,552	148,485	72,660
Other costs
Interest and foreign exchange	18,695	11,179	13,502	5,436	1,724

Earnings before income tax and earnings (loss) from unconsolidated affiliates	220,825	375,713	395,050	143,049	70,936
Income tax expense	(72,401)	(112,160)	(112,322)	(44,719)	(20,386)

Earnings before earnings (loss) from unconsolidated affiliates	148,424	263,553	282,728	98,330	50,550

Earnings (loss) from unconsolidated affiliates(1)	1,355	1,756	2,096	383	(2,584)

Net earnings	149,779	265,309	284,824	98,713	47,966

Net earnings attributable to noncontrolling interest	(37,860)	(72,477)	(101,611)	(29,280)	(23,004)

Net earnings attributable to Greenbrier	$111,919	$192,832	$183,213	$69,433	$24,962

	Fiscal Year Ended August 31,			Three Months Ended November 30,
	2014	2015	2016	2015	2016
	(In thousands, except per share amounts)
Basic earnings per common share	$3.97	$6.85	$6.28	$2.36	$0.86
Diluted earnings per common share	$3.44	$5.93	$5.73	$2.15	$0.79
Weighted average common shares:
Basic	28,164	28,151	29,156	29,391	29,097
Diluted	34,209	33,328	32,468	32,578	32,412
Weighted average basic common shares outstanding(2)	28,164	28,151	29,156	29,391	29,097
Dilutive effect of 2018 Notes(3)(6)	6,045	5,130	3,214	3,177	3,258
Dilutive effect of 2026 convertible notes(4)(6)	—	2	—	—	—
Dilutive effect of performance based restricted stock units(5)(6)	—	45	98	10	57

Weighted average diluted common shares outstanding	34,209	33,328	32,468	32,578	32,412

[1]	The results of GBW are included as part of Earnings (Loss) from unconsolidated affiliates as we account for our interest in GBW under the equity method of accounting.
[2]	Restricted stock grants and restricted stock units, including some grants subject to certain performance criteria, are included in weighted average basic common shares outstanding when we are in a net earnings position.
[3]	The dilutive effect of the Company’s 3.5% Senior Convertible Notes due 2018 (the 2018 Notes) was included for the periods presented as they were considered dilutive under the “if converted” method as further discussed below.
[4]	The 2026 convertible notes were retired during 2016. The effect of the 2026 convertible notes was excluded for the years ended August 31, 2016 and 2014 and for the three months ended November 30, 2015 as the average stock price was less than the applicable conversion rate and therefore the notes were considered anti-dilutive. The dilutive effect of the 2026 convertible notes was included for the year ended August 31, 2015 as the average stock price was greater than the applicable conversion rate, as further described below.
[5]	Restricted stock units that are subject to performance criteria, for which actual levels of performance above target have been achieved, are included in weighted average diluted common shares outstanding when we are in a net earnings position.
[6]	Dilutive earnings per share is calculated using the more dilutive of two approaches. The first approach includes the dilutive effect, using the treasury stock method, associated with shares underlying the 2026 convertible notes and performance based restricted stock units that are subject to performance criteria, for which actual levels of performance above target have been achieved. The second approach supplements the first by including the “if converted” effect of the 2018 Notes issued in March 2011. Under the “if converted” method, debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the shares underlying the convertible notes. The 2026 convertible notes are included in the calculation of both approaches using the treasury stock method when the average stock price is greater than the applicable conversion price.

	Fiscal Year Ended August 31,			Three Months Ended November 30,
	2014	2015	2016	2015	2016
	(In thousands, except units data)
Other Operating Data
New railcar units delivered	16,200	21,100	20,300	6,900	4,000
New railcar units backlog (at end of period)	31,500	41,300	27,500	36,000	25,800
Lease fleet (at end of period):
Units managed	237,849	259,966	264,166	252,055	265,427
Units owned	8,550	9,324	8,949	12,182	8,486

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents		$172,930	$222,679	$197,633	$233,790
Equipment or operating leases, net		$255,391	$306,266	$252,641	$305,586
Total assets(1)		$1,787,452	$1,835,774	$1,890,691	$1,817,350
Revolving notes & notes payable(1)		$374,258	$301,853	$485,733	$300,331
Total equity		$863,489	$1,016,827	$914,455	$1,031,762

Other Financial Data
Capital expenditures
Manufacturing	$55,979	$84,354	$51,294	$13,366	$9,034
Wheels & Parts	8,774	9,381	10,190	974	1,140
Leasing & Services	5,474	12,254	77,529	1,254	2,410

	$70,227	$105,989	$139,013	$15,594	$12,584
Proceeds from sale of assets	$54,235	$5,295	$103,715	$41,353	$9,189
Depreciation and amortization:
Manufacturing	$15,341	$20,668	$27,137	$6,252	$7,290
Wheels & Parts	12,582	11,748	11,971	2,981	2,815
Leasing & Services	12,499	12,740	24,237	3,741	5,490

	$40,422	$45,156	$63,345	$12,974	$15,595
Adjusted EBITDA(2)	$253,766	$433,804	$473,993	$161,842	$85,671

Reconciliation of net earnings to Adjusted EBITDA

(In thousands)

	Fiscal Year Ended August 31,			Three Months Ended November 30,
	2014	2015	2016	2015	2016
Net earnings	$149,779	$265,309	$284,824	$98,713	$47,966
Restructuring charges	1,475	—	—	—	—
Gain on contribution to joint venture	(29,006)	—	—	—	—
Interest and foreign exchange	18,695	11,179	13,502	5,436	1,724
Income tax expense	72,401	112,160	112,322	44,719	20,386
Depreciation and amortization	40,422	45,156	63,345	12,974	15,595

Adjusted EBITDA(2)	$253,766	$433,804	$473,993	$161,842	$85,671

[1]	In the first quarter of fiscal 2017, we adopted Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03). The FASB issued this update to simplify the presentation of debt issuance costs related to a recognized debt liability to present the debt issuance costs as a direct deduction from the carrying value of the debt liability rather than showing the debt issuance costs as an asset. As the adoption of this new guidance only amended presentation and disclosure requirements and did not impact its recognition and measurement, the adoption did not affect our financial position, results of operations or cash flows. The debt issuance costs which were reclassified from assets to net against notes payable for the fiscal years ended August 31, 2016 and August 31, 2015 were $2.1 million and $3.1 million, respectively. The debt issuance costs which were reclassified from assets to net against notes payable for the three months ended November 30, 2016 and November 30, 2015 were $1.9 million and $2.8 million respectively.
[2]

We are presenting Adjusted EBITDA as a supplemental measure of our performance. Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as net earnings before depreciation and amortization, income tax expense and interest and foreign exchange. For the fiscal year ended August 31, 2014, we defined Adjusted EBITDA as net earnings before restructuring charges, gain on contribution to joint venture, depreciation and amortization, income tax expense and interest and foreign exchange. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and us. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, this measure presented may differ from, and may not be comparable to, similarly titled measures used by other companies. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, net earnings, cash flow, earnings per share or other consolidated statements of operation or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using this non-GAAP financial measure only supplementally.

Risk Factors

Greenbrier hereby discloses the following risks about its business:

Risks Related to Our Business

During economic downturns or a rising interest rate environment, the cyclical nature of our business results in lower demand for our products and services and reduced revenue.

Our business is cyclical. Overall economic conditions and the purchasing practices of buyers have a significant effect upon our business due to the impact on demand for our products and services. As a result, during downturns, we could operate with a lower level of backlog and may slow down or halt production at some or all of our facilities. Economic conditions that result in higher interest rates increase the cost of new leasing arrangements, which could cause some of our leasing customers to lease fewer of our railcars or demand shorter lease terms. An economic downturn or increase in interest rates may reduce demand for our products and services, resulting in lower sales volumes, lower prices, lower lease utilization rates and decreased profits.

Currently, interest rates remain at historically low levels. Higher interest rates could increase the cost of, or potentially deter, new leasing arrangements with our customers, reduce our ability to syndicate railcars under lease to financial institutions, or impact the sales price we may receive on such syndications, any of which could materially adversely affect our business, financial condition and results of operations.

A change in our product mix due to shifts in demand could have an adverse effect on our profitability.

We manufacture and, through GBW, repair a variety of railcars. The demand for specific types of these railcars and mix of refurbishment work varies from time to time. These shifts in demand could affect our revenue and margins and could have an adverse effect on our profitability.

A prolonged decline in performance of the rail freight industry would have an adverse effect on our financial condition and results of operations.

Our future success depends in part upon the performance of the rail freight industry, which in turn depends on the health of the economy. If railcar loadings, railcar and railcar components replacement rates or refurbishment rates or industry demand for our railcar products weaken or otherwise do not materialize, if railcar transportation becomes more efficient from an increase in velocity or a decrease in dwell times, or if the rail freight industry becomes oversupplied, our financial condition and results of operations would be adversely affected.

Our backlog is not necessarily indicative of the level of our future revenues.

Our manufacturing backlog represents future production for which we have written orders from our customers in various periods, and estimated potential revenue attributable to those orders. Some of this backlog is subject to certain conditions, including potential adjustment to prices due to changes in prevailing market prices, or due to lower prices for new orders accepted by us from other customers for similar cars on similar terms and conditions during relevant time periods. Our reported backlog may not be converted to revenue in any particular period and some of our contracts permit cancellations with limited compensation that would not replace lost revenue or margins. In addition, some customers may attempt to cancel or modify a contract even if the contract does not allow for such cancellation or modification, and we may not be able to recover all revenue or earnings lost due to a breach of contract. The likelihood of attempted cancellations or modifications of contracts generally increases during periods of market weakness. Actual revenue from such contracts may not equal our anticipated revenues based on our backlog, and therefore, our backlog is not necessarily indicative of the level of our future revenues.

A portion of our backlog and Leased railcars for syndication relates to the energy sector. A decline in energy prices could negatively impact the creditworthiness of our customers, lead to attempted modifications or cancellations of contracts or negatively impact our ability to syndicate our railcars, all of which could materially adversely affect our business, financial condition and results of operations. Our backlog as of November 30, 2016 includes an aggregate of 3,800 covered hopper railcars for use in energy related sand transportation, of which 2,500 units, scheduled for production in 2018, are for a customer who is negotiating with us to modify the order. We cannot guarantee our other customers will not seek to cancel, settle or modify their orders or that our reported railcar backlog will convert to revenue in any particular period, if at all.

We derive a significant amount of our revenue from a limited number of customers, the loss of or reduction of business from one or more of which could have an adverse effect on our business.

A significant portion of our revenue is generated from a few major customers. Although we have some long-term contractual relationships with our major customers, we cannot be assured that our customers will continue to use our products or services or that they will continue to do so at historical levels. A reduction in the purchase or leasing of our products or a termination of our services by one or more of our major customers could have an adverse effect on our business and operating results.

We could be unable to lease railcars at satisfactory rates, remarket leased railcars on favorable terms upon lease termination or realize the expected residual values upon lease termination, which could reduce our revenue and decrease our overall return or effect our ability to sell leased assets in the future.

The profitability of our railcar leasing business depends on our ability to lease railcars to our customers at satisfactory rates, and to re-market or sell railcars we own or manage upon the expiration of existing lease terms. The total rental payments we receive under our operating leases do not fully amortize the acquisition costs of the leased equipment, which exposes us to risks associated with remarketing the railcars. Our ability to lease or remarket leased railcars profitably is dependent upon several factors, including, but not limited to, market and industry conditions, cost of and demand for competing used or newer models, costs associated with the refurbishment of the railcars, market demand or governmental mandate for refurbishment, and interest rates. A downturn in the industries in which our lessees operate and decreased demand for railcars could also increase our exposure to re-marketing risk because lessees may demand shorter lease terms, requiring us to re-market leased railcars more frequently. Furthermore, the resale market for previously leased railcars has a limited number of potential buyers. From November 30, 2014 to November 30, 2016, the percentage of railcars in the fleet on lease has declined from approximately 98% to 94%. Our inability to lease, re-market or sell leased railcars on favorable terms could result in reduced revenues and margins or net gain on disposition of equipment and decrease our overall returns and affect our ability to syndicate railcars to investors.

Risks related to our operations outside of the U.S. could adversely affect our operating results.

Our current operations outside of the U.S. and any future expansion of our international operations are subject to the risks associated with cross-border business transactions and activities. Political, legal, trade, financial market or economic changes or instability could limit or curtail our foreign business activities and operations. Some foreign countries in which we operate or may operate have regulatory authorities that regulate railroad safety, railcar design and railcar component part design, performance and manufacturing. If we fail to obtain and maintain certifications of our railcars and railcar parts within the various foreign countries where we operate or may operate, we may be unable to market and sell our railcars in those countries. In addition, unexpected changes in regulatory requirements, tariffs and other trade barriers, more stringent rules relating to labor or the environment, adverse tax consequences and currency and price exchange controls could limit operations and make the manufacture and distribution of our products difficult. The uncertainty of the legal environment or geo-political risks in these and other areas could limit our ability to enforce our rights effectively. Because we have operations outside the U.S., we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws. We operate in parts of the world that have experienced governmental corruption to some degree, and in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. The failure to comply with laws governing international business practices may result in substantial penalties and fines. Any international expansion or acquisition that we undertake could amplify these risks related to operating outside of the U.S.

In addition, in 2015, we began to establish a presence in the Gulf Cooperating Council region and Latin America and are exploring market opportunities in Eastern Europe and other emerging markets. Our development of customer relationships in these areas may expose us to certain additional risks, including, but not limited to, the following:

•	Ongoing instability or changes in a country’s or region’s economic or political conditions, including inflation, recession, currency fluctuations and actual or anticipated civil and political unrest, terrorist actions, armed hostilities, kidnapping and extortion;

•	Longer payment cycles and difficulty in collecting accounts receivable;

•	Sovereign risk related to international governments that include, but may not be limited to, governments stopping payments or repudiating their contracts, nationalizing private businesses and assets or altering foreign exchange regulations;

•	Renegotiation or nullification of existing contracts;

•	An inability to effectively protect intellectual property;

•	Uncertainties arising from local business practices, cultural considerations and international political and trade tensions; and

•	Our limited knowledge of this market or our inability to protect our interests.

If we are unable to successfully manage the risks associated with our global business, our results of operations, financial condition, liquidity and cash flows may be negatively impacted.

Changes impacting international trade and corporate tax provisions related to the global sales and production of our products may have an adverse effect on our financial condition and results of operations.

We have manufacturing facilities in Mexico, Brazil and Europe. Our business benefits from free trade agreements such as the North American Free Trade Agreement (NAFTA) and we also rely on various U.S. corporate tax provisions related to international commerce as we build, market and sell our products globally. Changes in trade treaties and corporate tax policy could impact U.S. trade relations with other countries such as Mexico, where most of our railcar manufacturing occurs, and adversely affect our financial condition and results of operations. In particular, the current President of the U.S. has indicated that NAFTA and future import taxes are under scrutiny by his administration and that NAFTA may be renegotiated and new import taxes imposed with respect to imports from Mexico and other countries in which the U.S. runs a trade deficit. Any such changes in trade treaties, corporate tax policy and import taxes could adversely and significantly affect our financial condition and results of operations.

We may pursue strategic opportunities, including new joint ventures, acquisitions and new business endeavors that involve inherent risks, any of which may cause us not to realize anticipated benefits and we could have difficulty integrating the operations of any companies that we acquire or joint ventures we enter into, which could adversely affect our results of operations.

We may not be able to successfully identify suitable joint venture, acquisition and new business endeavors or complete these transactions on acceptable terms. Our identification of suitable joint venture opportunities, acquisition candidates and new business endeavors involve risks inherent in assessing the values, strengths, weaknesses, risks and profitability of these opportunities. Our failure to identify suitable joint ventures, acquisition opportunities and new business endeavors may restrict our ability to grow our business. If we are successful in pursuing such opportunities, we may be required to expend significant funds or incur additional debt, which could materially adversely affect our results of operations and limit our ability to obtain financing for working capital or other purposes and we may be more vulnerable to economic downturns and competitive pressures.

The success of our acquisition and joint venture strategy depends upon our ability to successfully complete acquisitions, to enter into joint ventures and integrate any businesses that we acquire into our existing business. The integration of acquired business operations could disrupt our business by causing unforeseen operating difficulties, diverting management’s attention from day-to-day operations and requiring significant financial resources that would otherwise be used for the ongoing development of our business. The difficulties of integration could be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Each of these circumstances could be more likely to occur or more severe in consequence in the case of an acquisition or joint venture involving a business that is outside of our core areas of expertise. In addition, we could be unable to retain key employees or customers of the combined businesses. We could face integration issues pertaining to the internal controls, information systems and operational functions of the acquired companies and we also could fail to realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates and joint ventures. Any of these items could adversely affect our results of operations.

Our relationships with our joint venture and alliance partners could be unsuccessful, which could adversely affect our business.

We have entered into several joint venture agreements and other alliances with other companies to increase our sourcing alternatives, reduce costs, to produce new railcars and repair and retrofit railcars. We may seek to expand our relationships or enter into new agreements with other companies. If our joint venture or alliance partners are unable to fulfill their contractual obligations or if these relationships are otherwise not successful in the future, our manufacturing and other costs could increase, we could encounter production disruptions, growth opportunities could fail to materialize, or we could be required to fund such joint venture or alliances in amounts significantly greater than initially anticipated, any of which could adversely affect our business.

If any of our joint ventures generate significant losses, including future potential intangible asset or goodwill impairment charges, it could adversely affect our results of operations or cause our investment to be impaired.

We have potential exposure to environmental liabilities, which could increase costs or have an adverse effect on results of operations.

We are subject to extensive national, state, provincial and local environmental laws and regulations concerning, among other things, air emissions, water discharge, solid waste and hazardous substances handling and disposal and employee health and safety. These laws and regulations are complex and frequently change. We could incur unexpected costs, penalties and other civil and criminal liability if we fail to comply with environmental laws or permits issued to us pursuant to those laws. We also could incur costs or liabilities related to off-site waste disposal or remediating soil or groundwater contamination at our properties, including as set forth below. In addition, future environmental laws and regulations may require significant capital expenditures or changes to our operations.

In addition to environmental, health and safety laws, the transportation of commodities by railcar raises potential risks in the event of a derailment or other accident. Generally, liability under existing law in the U.S. and Canada for accidents such as derailments depends on the negligence of the party. However, for certain hazardous commodities being shipped, strict liability concepts may apply.

Our Portland, Oregon manufacturing facility is located adjacent to the Willamette River. We have entered into a Voluntary Cleanup Agreement with the Oregon Department of Environmental Quality (DEQ) in which we agreed to conduct an investigation of whether, and to what extent, past or present operations at the Portland property may have released hazardous substances into the environment.

In December 2000, the U.S. Environmental Protection Agency (EPA) classified portions of the Willamette River bed, known as the Portland Harbor, including the portion fronting our manufacturing facility, as a federal “National Priority List” or “Superfund” site due to sediment contamination (the Portland Harbor Site). We, along with more than 140 other parties, have received a “General Notice” of potential liability from the EPA relating to the Portland Harbor Site. The letter advised us that we may be liable for the costs of investigation and remediation (which liability may be joint and several with other potentially responsible parties) as well as for natural resource damages resulting from releases of hazardous substances to the site. Ten private and public entities, including us (the Lower Willamette Group or LWG), signed an Administrative Order on Consent (AOC) to perform a remedial investigation/feasibility study (RI/FS) of the Portland Harbor Site under EPA oversight, and several additional entities have not signed such consent, but are nevertheless contributing money to the effort. The EPA-mandated RI/FS was produced by the LWG and has cost over $110 million during a 15-year period. We bore a percentage of the total costs incurred by the LWG in connection with the investigation. We cannot provide assurance that some or all of any such outlay will be recoverable from other responsible parties.

Eighty-three parties, including the State of Oregon and the federal government, have entered into a non-judicial mediation process to try to allocate costs associated with the Portland Harbor Site. Approximately 110 additional parties have signed tolling agreements related to such allocations. On April 23, 2009, the Company and the other AOC signatories filed suit against 69 other parties due to a possible limitations period for some such claims; Arkema Inc. et al v. A & C Foundry Products, Inc. et al, U.S. District Court, District of Oregon, Case #3:09-cv-453-PK. All but 12 of these parties elected to sign tolling agreements and be dismissed without prejudice, and the case was stayed by the court, pending the EPA’s Record of Decision, which was issued by the EPA for January 6, 2017. The continuing status of the stay has not yet been determined by the court.

On January 6, 2017, the EPA issued its Record of Decision (ROD) for the Portland Harbor Site. The EPA’s ROD selects a remedy that the EPA estimates will take 13 years of active remediation, followed by more than 20 years of monitoring, all at a net present value of $1.05 billion. The EPA expects its cost estimates to be within a range of -30% to +50%. However, the EPA has acknowledged that more data needs to be collected before a remedy can be designed and that costs may change significantly based upon that additional data. The EPA’s ROD identifies 13 Sediment Decision Units. One of the units, RM9W, includes the nearshore area of the river sediments offshore of our Portland, Oregon manufacturing facility as well as upstream and downstream of the facility. The ROD does not break down total remediation costs by unit.

The ROD does not assign responsibility for the costs of clean-up, allocate such costs among the potentially responsible parties, nor define precise boundaries for the cleanup. Responsibility for funding and implementing the EPA’s selected cleanup option will be determined at a later date.

Based on the investigation to date, we believe that we did not contribute in any material way to contamination in the river sediments or the damage of natural resources in the Portland Harbor Site and that the damage in the area of the Portland Harbor Site adjacent to our property precedes our ownership of the Portland, Oregon manufacturing facility. Because these environmental investigations are still underway, sufficient information is currently not available to determine our liability, if any, for the cost of any required remediation or restoration of the Portland Harbor Site or to estimate a range of potential loss. Based on the results of the pending investigations and future assessments of natural resource damages, we may be required to incur costs associated with additional phases of investigation or remedial action, and may be liable for damages to natural resources. In addition, we may be required to perform periodic maintenance dredging in order to continue to launch vessels from our launch ways in Portland, Oregon, on the Willamette River, and the river’s classification as a Superfund site could result in some limitations on future dredging and launch activities. Any of these matters could adversely affect our business and Consolidated Financial Statements, or the value of our Portland property.

We have also signed an Order on Consent with the DEQ to finalize the investigation of potential onsite sources of contamination that may have a release pathway to the Willamette River. Interim precautionary measures are also required in the order and we are currently discussing with the DEQ potential remedial actions which may be required. We could incur significant expenses for remediation and we cannot provide assurance that some or all of any such outlay will be recoverable from other responsible parties.

The timing of our asset sales and related revenue recognition could cause significant differences in our quarterly results and liquidity.

We may build railcars or marine barges in anticipation of a customer order, or that are leased to a customer and ultimately planned to be sold to a third party. The difference in timing of production and the ultimate sale is subject to risk. In addition, we periodically sell railcars from our own lease fleet and the timing and volume of such sales is difficult to predict. As a result, comparisons of our manufacturing revenue, deliveries, quarterly net gain on disposition of equipment, income and liquidity between quarterly periods within one year and between comparable periods in different years may not be meaningful and should not be relied upon as indicators of our future performance.

We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning for members of our senior management team and other key employees who are at or nearing retirement age, could adversely affect our business.

Our success depends in part on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation program. Competition for qualified personnel can be very intense. We must continue to recruit, retain and motivate senior management and other key employees sufficient to maintain our current business and support our future projects. We are vulnerable to attrition among our current senior management team and other key employees. A loss of any such personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations.

Many members of our senior management team and other key employees are at or nearing retirement age. If we are unsuccessful in our succession planning efforts, the continuity of our business and results of operations could be adversely affected.

The rail freight industry could become oversupplied and the use of railcars as a significant mode of transporting freight could decline, become more efficient over time, experience a shift in types of modal transportation, and/or certain railcar types could become obsolete.

The rail freight industry could become oversupplied due to overbuilding which could have a significant impact on the demand for new railcars. In addition, if railcar transportation becomes more efficient from an increase in velocity or a decrease in idle times coupled with lower freight volumes, some of which may be permanent due to a reduction in coal volumes, this could significantly reduce the demand for our products and could adversely affect our results of operations. As the freight transportation markets we serve continue to evolve and become more efficient, the use of railcars may decline in favor of other more economic modes of transportation. Features and functionality specific to certain railcar types could result in those railcars becoming obsolete as customer requirements for freight delivery change. Our operations may be adversely impacted by changes in the preferred method used by customers to ship their products or changes in demand for particular products. The industries in which our customers operate are driven by dynamic market forces and trends, which are in turn influenced by economic and political factors. Demand for our railcars may be significantly affected by changes in the markets in which our customers operate. A significant reduction in customer demand for transportation or manufacture of a particular product or change in the preferred method of transportation used by customers to ship their products could result in the economic obsolescence of our railcars, including those leased by our customers.

We face aggressive competition by a concentrated group of competitors and a number of factors may influence our performance. If we are unable to compete successfully, our market share, margin and results of operations may be adversely affected.

We face aggressive competition by a concentrated group of competitors in all geographic markets and in each area of our business. In addition, several companies have recently attempted to enter the market. The railcar manufacturing and repair industry is intensely competitive and we expect it to remain so in the foreseeable future. Competitive factors, including introduction of competitive products, new entrants into certain of our markets, price pressures, limited customer base and the relative competitiveness of our manufacturing facilities and products affect our ability to compete effectively. In addition, new technologies or the introduction of new railcars or other product offerings by our competitors could render our products obsolete or less competitive. If we do not compete successfully, our market share, margin and results of operation may be adversely affected.

A number of factors may influence our performance, including without limitation: fluctuations in the demand for newly manufactured railcars or marine barges; fluctuations in demand for wheels, repair and parts; our ability to adjust to the cyclical nature of the industries in which we operate; delays in receipt of orders, risks that contracts may be canceled during their term or not renewed and that customers may not purchase the amount of products or services under the contracts as anticipated; our customers may be financially unable to pay for products and services already provided; domestic and global economic conditions including such matters as embargoes or quotas; growth or reduction in the surface transportation industry; steel and specialty component price fluctuations and availability, scrap surcharges, steel scrap prices and other commodity price fluctuations and their impact on product demand and margin; loss of business from, or a decline in the financial condition of, any of the principal customers that represent a significant portion of our total revenues; industry overcapacity and our manufacturing capacity utilization; and other risks, uncertainties and factors. If we are unfavorably affected by any of these factors, our market share, margin and results of operation may be adversely affected.

Changes in the credit markets and the financial services industry could negatively impact our business, results of operations, financial condition or liquidity.

The credit markets and the financial services industry may experience volatility which can result in tighter availability of credit on more restrictive terms and limit our ability to sell railcar assets. Our liquidity, financial condition and results of operations could be negatively impacted if our ability to borrow money to finance operations, obtain credit from trade creditors, offer leasing products to our customers or sell railcar assets were to be impaired. In addition, scarcity of capital could also adversely affect our customers’ ability to purchase or pay for products from us or our suppliers’ ability to provide us with product, either of which could negatively affect our business and results of operations.

Exposure to fluctuations in commodity and energy prices may impact our results of operations.

Fluctuations in commodity and energy prices, including crude oil and gas prices, could negatively impact the activities of our customers resulting in a corresponding adverse effect on the demand for our products and services. These shifts in demand could affect our results of operations and could have an adverse effect on our profitability. Demand for railcars that are used to transport crude oil and other energy related products is dependent on the demand for these commodities. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of, and demand for, oil and gas, market uncertainty and a variety of other economic factors that are beyond our control.

In recent years, oil and gas prices and, therefore, the level of exploration, development and production activity, have experienced significant fluctuations. Worldwide economic, political and military events, including war, terrorist activity, events in the Middle East and initiatives by the Organization of the Petroleum Exporting Countries (OPEC), have contributed, and are likely to continue to contribute, to price and volume volatility. Increasing global supply of oil in conjunction with weakening demand from slowing economic growth in Europe and Asia and increased fuel-efficiency has created downward pressure on crude oil prices.

Volatility in the global financial markets may adversely affect our business, financial condition and results of operation.

During periods of volatility in the global financial markets, certain of our customers could delay or otherwise reduce their purchases of railcars and other products and services. If volatile conditions in the global credit markets impact our customers’ access to credit, product order volumes may decrease or customers may default on payments owed to us.

Likewise, if our suppliers face challenges obtaining credit, or otherwise operating their businesses, the supply of materials we purchase from them to manufacture our products may be interrupted. Any of these conditions or events could result in reductions in our revenues, increased price competition, or increased operating costs, which could adversely affect our business, financial condition and results of operations.

On June 23, 2016, the United Kingdom (UK) held a non-binding advisory referendum in which voters voted for the UK to exit the EU (Brexit). Brexit has caused volatility in global stock markets and currency exchange rate fluctuations, including the strengthening of the U.S. dollar against foreign currencies. Brexit may create further uncertainty in European and worldwide markets, which may cause our customers or potential customers to delay or reduce spending on our products or services, and may limit our suppliers’ access to credit. Any of these effects of Brexit, among others, could negatively impact our business, results of operations and financial condition.

Our actual results may differ significantly from our announced strategic initiatives.

From time to time, we have released, and may continue to release information in our quarterly earnings releases, quarterly earnings conference calls, or otherwise, regarding our anticipated future performance and goals. Our actual results may differ significantly and we may not be successful in achieving the objectives outlined in our announced strategic initiatives. Failure to meet these goals could have a material adverse effect on the trading price or volume of our stock.

We rely on limited suppliers for certain components and services needed in our production. If we are not able to procure specialty components or services on commercially reasonable terms or on a timely basis, our business, financial condition and results of operations would be adversely affected.

Our manufacturing operations depend in part on our ability to obtain timely deliveries of materials, components and services in acceptable quantities and quality from our suppliers. In fiscal 2016, the top ten suppliers for all inventory purchases accounted for approximately 46% of total purchases. Amsted Rail Company, Inc. accounted for 21% of total inventory purchases in fiscal 2016. No other suppliers accounted for more than 10% of total inventory purchases. Certain components of our products, particularly specialized components like castings, bolsters, trucks, wheels and axels, and certain services, such as lining capabilities, are currently available from only a limited number of suppliers. Increases in the number of railcars manufactured have increased the demand for such components and services and strong demand may cause industry-wide shortages if suppliers are in the process of ramping up production or reach capacity production. Our dependence on a limited number of suppliers involves risks, including limited control over pricing, availability and delivery schedules. If any one or more of our suppliers cease to provide us with sufficient quantities of our components or services in a timely manner or on terms acceptable to us, or cease to provide services or manufacture components of acceptable quality, we could incur disruptions or be limited in our production of our products and we could have to seek alternative sources for these components or services. We could also incur delays while we attempt to locate and engage alternative qualified suppliers and we might be unable to engage acceptable alternative suppliers on favorable terms, if at all. In addition, we are increasing the number of components and services we manufacture or provide ourselves, directly or through joint ventures. If we are not successful at manufacturing such components or providing such services or have production problems after transitioning to self-produced supplies, we may not be able to replace such components or services from third party suppliers in a timely manner. Any such disruption in our supply of specialized components and services or increased costs of those components or services could harm our business and adversely affect our results of operations.

U.S. and Canadian railroad industry regulatory authorities released new regulations related to tank railcar manufacturing and retrofitting standards on May 1, 2015. These regulatory changes could materially affect the tank railcar manufacturing and retrofitting process industry-wide, which could negatively affect the potential availability of certain critical components and raw materials including, in particular, steel. If we are unable to source critical components and raw materials like steel in a timely manner and at reasonable cost, we may be unable to manufacture or retrofit railcars that comply with the new regulations or take advantage of any increase in demand for our products and services as a result of any such new regulations, and our business, financial condition and results of operations could be materially adversely affected.

Train derailments or other accidents or claims could subject us to legal claims that adversely impact our business, financial condition and our results of operations.

We provide a number of services which include the manufacture and supply of wheels, components and parts and lease of railcars for our customers that transport a variety of commodities, including tank railcars that transport hazardous materials such as crude oil, ethanol and other products. We could be subject to various legal claims, including claims for negligence, personal injury, physical damage and product or service liability, or in some cases strict liability, as well as potential penalties and liability under environmental laws and regulations, in the event of a derailment or other accident involving railcars, including tank railcars. Additionally, the severity of injury or property damage arising from an incident may influence the causation responsibility analysis exposing us to potentially greater liability. If we become subject to any such claims and are unable successfully to resolve them or have inadequate insurance for such claims, our business, financial condition and results of operations could be materially adversely affected.

Changes in legal and regulatory requirements applicable to the industries in which we operate may adversely impact our business, financial condition and results of operations.

Regulatory changes, along with prevailing market conditions, could materially affect new tank railcar manufacturing and retrofitting activities industry-wide, including negative impacts to customer demand for our products and services. Additional laws and regulations have been proposed or adopted that will potentially have a significant impact on railroad operations, including the implementation of “positive train control” (PTC) requirements. PTC is a collision avoidance technology intended to override engineer controlled locomotives and stop certain types of train accidents.

While certain of these legal and regulatory changes could result in increased levels of repair or refurbishment work for GBW and/or new tank car manufacturing activity, if we are unable to manage to adapt our business successfully to changing regulations, our business and results of operations could be adversely affected. We have made investments in GBW and our new railcar facilities in anticipation of increased demand for retrofits and new tank cars as a result of new regulations. If this demand does not begin to materialize, we may not realize the revenue we anticipated, or if the demand does materialize, we may not be able to adapt to meet this demand.

We have 312 DOT 111 tank railcars in our lease fleet with a net book value of approximately $18.7 million as of November 30, 2016. As a result of the final rule adopted by Pipeline and Hazardous Materials

Safety Administration (PHMSA) in May 2015, certain of our tank cars could be deemed unfit for further commercial use or require retrofits or modifications, and the costs associated with any required retrofits or modifications could be substantial.

We cannot provide assurance that costs incurred to comply with any new standards and regulations, including those finalized by PHMSA in May 2015, will not be material to our business, financial condition or results of operations.

In addition, the speed restrictions imposed by the new regulations on trains transporting certain types of potentially hazardous cargo may have an adverse impact on demand for tank cars, or potentially other types of freight cars. While rail velocity is affected by many factors, including general economic conditions, and has increased since the adoption of the regulations, in some circumstances the specific velocity restrictions imposed by the regulations may significantly reduce overall velocity on congested rail networks. This in turn could lead to an increase in the cost of rail freight transportation and impact availability, making rail less competitive compared to alternative modes of freight transportation. It could also lead to reduced demand for our products as railroads limit additional equipment on their lines.

Any failure by us to comply with regulations imposed by federal and foreign agencies could negatively affect our financial results.

Our operations and the industry we serve, including our customers, are subject to extensive regulation by governmental, regulatory and industry authorities and by federal and foreign agencies. These organizations establish rules and regulations for the railcar industry, including construction specifications and standards for the design and manufacture of railcars; mechanical, maintenance and related standards; and railroad safety. New regulatory rulings and regulations from these entities could impact our financial results, demand for our products and the economic value of our assets. In addition, if we fail to comply with the requirements and regulations of these entities, we could face sanctions and penalties that could negatively affect our financial results.

Compliance with health care legislation and increases in the cost of providing health care plans to our employees may adversely affect our business.

In March 2010, Congress passed the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively, the Acts). Among other things, the Acts contain provisions that affect employer-sponsored health care plans, impose excise taxes on certain plans, and reduce the tax benefits available to employers that receive the Medicare Part D subsidy. Nationally, the cost of providing health care plans to a company’s employees has increased at annual rates in excess of inflation. Continued significant annual increases in the cost of providing employee health coverage may adversely affect our business and results of operations. It remains unclear whether changes will be made to the Acts, or whether they will be repealed or materially modified and we cannot predict how future federal or state legislative or administrative changes relating to the Acts or how healthcare reform will affect our business and results of operations.

An adverse outcome in any pending or future litigation could negatively impact our business and results of operations.

We are a defendant in several pending cases in various jurisdictions. If we are unsuccessful in resolving these claims, our business and results of operations could be adversely affected. In addition, future claims that may arise relating to any pending or new matters, whether brought against us or initiated by us against third parties, could distract management’s attention from business operations and increase our legal and related costs, which could also negatively impact our business and results of operations.

Risks related to potential misconduct by employees may adversely impact us.

Our employees may engage in misconduct or other improper activities, including noncompliance with our policies or regulatory standards and requirements, which could subject us to regulatory sanctions and materially harm our business. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, including risks associated with whistleblower complaints and litigation. There can be no assurance that we will succeed in preventing misconduct by employees in the future. In addition, the investigation of alleged misconduct disrupts our operations and may be costly. Any such events in the future may have a material adverse impact on our financial condition or results of operations.

Shortages of skilled labor could adversely affect our operations.

We depend on skilled labor in the manufacture of railcars and marine barges, repair, refurbishment, retrofitting and maintenance of railcars and provision of wheel services and supply of parts. Some of our facilities are located in areas where demand for skilled laborers often exceeds supply. Shortages of some types of skilled laborers such as welders and machine operators could restrict our ability to maintain or increase production rates, lead to production inefficiencies and increase our labor costs.

Some of our employees belong to labor unions and strikes or work stoppages could adversely affect our operations.

We are a party to collective bargaining agreements with various labor unions at some of our operations. Disputes with regard to the terms of these agreements or our potential inability to negotiate acceptable contracts with these unions in the future could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. We cannot be assured that our relations with our workforce will remain positive. Union organizers are actively working to organize employees at some of our other facilities. If our workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, or if union representation is implemented at such sites and we are unable to agree with the union on reasonable employment terms, including wages, benefits, and work rules, we could experience a significant disruption of our operations and higher ongoing labor costs. In addition, we could face higher labor costs in the future as a result of severance or other charges associated with lay-offs, shutdowns or reductions in the size and scope of our operations or due to the difficulties of restarting our operations that have been temporarily shuttered.

Our stock price has been volatile and may continue to experience large fluctuations.

Historically, the price of our common stock has at times experienced rapid and severe price fluctuations. Our stock price ranged from a low of $19.89 per share to a high of $42.04 per share for the fiscal year ended August 31, 2016, from a low of $28.95 per share to a high of $39.05 per share for the three months ended November 30, 2016 and from a low of $39.00 per share to a high of $49.50 per share during the period of December 1, 2016 to January 27, 2017. This volatility affects the price at which our common stock can be sold. The price for our common stock is likely to continue to be volatile and subject to price and volume fluctuations in response to market and other factors, including the factors discussed elsewhere in these risk factors and the following:

•	quarter-to-quarter variations in our operating results;

•	the depth and liquidity of the market for our common stock;

•	shortfalls in revenue or earnings from levels expected by securities analysts and investors; including the level of our backlog and number of orders received during the period;

•	changes in securities analysts’ estimates of our future performance;

•	any developments that materially impact investors’ or customers’ perceptions of our business prospects;

•	dilution resulting from our sale of additional shares of common stock;

•	changes in governmental regulation;

•	significant railcar industry announcements or developments;

•	the introduction of new products or technologies by us or our competitors;

•	actual or anticipated variations in our or our competitors’ quarterly or annual financial results;

•	the general health and outlook of our industry;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

In addition, public stock markets have experienced, and may in the future experience, extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to, or that disproportionately impact, the operating performance of these companies and may adversely affect the price of our common stock. These broad market fluctuations may adversely affect the market price of our common stock in the future.

A material decline in the price of our common stock may result in the assertion of certain claims against us, and/or the commencement of inquiries and/or investigations against us. A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Any reduction in our ability to raise equity capital in the future may force us to reallocate funds from other planned uses and could have a significant negative effect on our business plans and operations.

In addition, in the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, financial condition and results of operations.

A failure to design or manufacture products or technologies or to achieve timely certification or market acceptance of new products or technologies could have an adverse effect on our profitability.

We continue to introduce new railcar products and technologies, and we periodically accept orders prior to receipt of railcar certification or proof of ability to manufacture a quality product that meets customer standards. We could be unable to successfully design or manufacture these new railcar products and technologies. Our inability to develop and manufacture such new products and technologies in a timely fashion and profitable manner, obtain timely certification, or achieve market acceptance, or the existence of quality problems in our new products, could have a material adverse effect on our revenue and results of operations and subject us to penalties, cancellation of orders and/or other damages.

Our product and service warranties could expose us to potentially significant claims.

We offer our customers limited warranties for many of our products and services. Accordingly, we may be subject to significant warranty claims in the future, such as multiple claims based on one defect repeated throughout our production or servicing process or claims for which the cost of repairing the defective part is highly disproportionate to the original cost of the part. These types of warranty claims could result in costly product recalls, customers seeking monetary damages, significant repair costs and damage to our reputation.

If warranty claims attributable to actions of third party component manufacturers are not recoverable from such parties due to their poor financial condition or other reasons, we could be liable for warranty claims and other risks for using these materials on our products.

Many of our products are sold to third parties who may misuse, improperly install or improperly or inadequately maintain or repair such products thereby potentially exposing us to claims that could increase our costs and weaken our financial condition.

The products we manufacture are designed to work optimally when properly operated, installed, repaired, and maintained. When this does not occur, we may be subjected to claims or litigation associated with injuries or property damage that could increase our costs and weaken our financial condition.

Our financial performance and market value could cause future write-downs of goodwill or intangibles in future periods.

We are required to perform an annual impairment review of goodwill and indefinite lived assets which could result in an impairment charge if it is determined that the carrying value of the asset is in excess of the fair value. We perform a goodwill impairment test annually during our third fiscal quarter. Goodwill is also tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists.

When changes in circumstances, such as a decline in the market price of our common stock, changes in demand or in the numerous variables associated with the judgments, assumptions and estimates made in assessing the appropriate valuation of goodwill indicate the carrying amount of certain indefinite lived assets may not be recoverable, the assets are evaluated for impairment. Among other things, our assumptions used in the valuation of goodwill, which relate to our wheels & parts and repair operations, include growth of revenue and margins and increased cash flows over time. If actual operating results were to differ from these assumptions, it may result in an impairment of our goodwill. As of November 30, 2016, we had $43.3 million of goodwill in our wheels & parts segment, relating to our wheels & parts business. Future write-downs of goodwill and intangibles could affect certain of the financial covenants under debt instruments and could restrict our financial flexibility. In the event of goodwill impairment, we may have to test other intangible assets for impairment. Impairment charges to our or our joint venture’s goodwill or our indefinite lived assets would impact our results of operations.

If we or our joint ventures fail to complete capital expenditure projects on time and within budget, or if these projects, once completed, fail to operate as anticipated, such failure could adversely affect our business, financial condition and results of operations.

From time-to-time, we, or our joint ventures, undertake strategic capital projects in order to enhance, expand and/or upgrade facilities and operational capabilities. Our ability, and our joint ventures’ ability, to complete these projects on time and within budget, and for us to realize the anticipated increased revenues or otherwise realize acceptable returns on these investments or other strategic capital projects that may be undertaken is subject to a number of risks. Many of these risks are beyond our control, including a variety of market, operational, permitting, and labor related factors. In addition, the cost to implement any given strategic capital project ultimately may prove to be greater than originally anticipated. If we, or our joint ventures, are not able to achieve the anticipated results from the implementation of any of these strategic capital projects, or if unanticipated implementation costs are incurred, our business, financial condition and results of operations may be adversely affected.

Our indebtedness could adversely affect our financial health and make it more difficult for us to service our debt or obtain additional financing, if necessary.

Our level of indebtedness could have a material adverse effect on our business and make it more difficult for us to satisfy our obligations under our outstanding indebtedness. As a result of our debt and debt service obligations, we face increased risks regarding, among other things, the following:

•	our ability to borrow additional amounts or refinance existing indebtedness in the future for working capital, capital expenditures, acquisitions, debt service requirements, investments, stock repurchases, execution of our growth strategy, or other purposes may be limited or such financing may be more costly;

•	our availability of cash flow to fund working capital requirements, capital expenditures, investments, acquisitions or other strategic initiatives and other general corporate purposes because a substantial portion of our cash flow is needed to pay principal and interest on our debt;

•	our vulnerability to competitive pressures and to general adverse economic or industry conditions, including fluctuations in market interest rates or a downturn in our business;

•	our being at a competitive disadvantage relative to our competitors that have greater financial resources than us or more flexible capital structures than us;

•	our ability to satisfy our financial obligations under our indebtedness; and

•	the possibility we may suffer a material adverse effect on our business and financial condition if we are unable to service our debt or obtain additional financing, as needed.

In addition, our credit agreements and our other secured term loan contain financial and other restrictive covenants and the indenture governing our 3.5% Senior Convertible Notes due 2018 (the “2018 Notes”) contains certain covenants.

Fluctuations in foreign currency exchange rates could lead to increased costs and lower profitability.

Outside of the U.S., we currently conduct business in Mexico, Poland, other European countries, Brazil and Saudi Arabia, and our non-U.S. businesses conduct their operations in local currencies and other regional currencies. We also source materials worldwide. Fluctuations in exchange rates may affect demand for our products in foreign markets or our cost competitiveness and may adversely affect our profitability. Although we attempt to mitigate a portion of our exposure to changes in currency rates through currency rate hedge contracts and other activities, these efforts cannot fully eliminate the risks associated with the foreign currencies. In addition, some of our borrowings are in foreign currency, giving rise to risk from fluctuations in exchange rates. A material or adverse change in exchange rates could result in significant deterioration of profits or in losses for us.

Fluctuations in the availability and price of energy, freight transportation, steel and other raw materials, and our fixed price contracts could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis and could adversely affect our margins and revenue of our Manufacturing, Wheels & Parts and GBW Joint Venture segments.

A significant portion of our business depends upon the adequate supply of steel, components and other raw materials at competitive prices and a small number of suppliers provide a substantial amount of our requirements. The cost of steel and all other materials used in the production of our railcars represents more than half of our direct manufacturing costs per railcar and in the production of our marine barges represents more than 30% of our direct manufacturing costs per marine barge.

Our businesses also depend upon an adequate supply of energy at competitive prices. When the price of energy increases, it adversely impacts our operating costs and could have an adverse effect upon our ability to conduct our businesses on a cost-effective basis. We cannot be assured that we will continue to have access to supplies of energy or necessary components for manufacturing railcars and marine barges. Our ability to meet demand for our products could be adversely affected by the loss of access to any of these supplies, the inability to arrange alternative access to any materials, or suppliers limiting allocation of materials to us.

In some instances, we have fixed price contracts which anticipate material price increases and surcharges, or contracts that contain actual or formulaic pass-through of material price increases and surcharges. However, if the price of steel or other raw materials were to fluctuate in excess of anticipated increases on which we have based our fixed price contracts, or if we were unable to adjust our selling prices or have adequate protection in our contracts against changes in material prices, or if we are unable to reduce operating costs to offset any price increases, our margins would be adversely affected. The loss of suppliers or their inability to meet our price, quality, quantity and delivery requirements could have an adverse effect on our ability to manufacture and sell our products on a cost-effective basis.

Decreases in the price of scrap adversely impact our Wheels & Parts and GBW Joint Venture margins and revenue and the residual value and future depreciation of our leased assets. A portion of our wheels & parts and repair businesses involves scrapping steel parts and the resulting revenue from such scrap steel increases our margins and revenues. When the price of scrap steel declines, our revenues and margins in such business therefore decrease.

We are subject to cybersecurity risks and may incur increasing costs in an effort to minimize those risks.

Our business employs systems and websites that allow for the storage and transmission of proprietary or confidential information regarding our customers, employees, job applicants and other parties, including financial information, intellectual property and personal identification information. Security breaches and other disruptions could compromise our information, expose us to liability and harm our reputation and business. The steps we take to deter and mitigate these risks may not be successful. We may not have the resources or technical sophistication to anticipate or prevent current or rapidly evolving types of cyber-attacks. Attacks may be targeted at us, our customers, or others who have entrusted us with information. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts or consultants. Advances in computer capabilities, or other technological developments may result in the technology and security measures used by us to protect transaction or other data being breached or compromised. In addition, data and security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breach by our employees or by persons with whom we have commercial relationships. Any compromise or breach of our security could result in a violation of applicable privacy and other laws, legal and financial exposure, negative impacts on our customers’ willingness to transact business with us and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation.

Updates or changes to our information technology systems may result in problems that could negatively impact our business.

We have information technology systems, comprising hardware, network, software, people, processes and other infrastructure that are important to the operation of our businesses. We continue to evaluate and implement upgrades and changes to information technology systems that support substantially all of our operating and financial functions. We could experience problems in connection with such implementations, including compatibility issues, training requirements, higher than expected implementation costs and other integration challenges and delays. A significant problem with an implementation, integration with other systems or ongoing management and operation of our systems could negatively impact our business by disrupting operations. Such a problem could also have an adverse effect on our ability to generate and interpret accurate management and financial reports and other information on a timely basis, which could have a material adverse effect on our financial reporting system and internal controls and adversely affect our ability to manage our business.

If we are unable to protect our intellectual property and prevent its improper use by third parties or if third parties assert that our products or services infringe their intellectual property rights, our ability to compete in the market may be harmed, and our business and financial condition may be adversely affected.

The protection of our intellectual property is important to our business. We rely on a combination of trademarks, copyrights, patents and trade secrets to protect our intellectual property. However, these protections might be inadequate. Our pending or future trademark, copyright and patent applications might not be approved or, if allowed, might not be sufficiently broad. If our intellectual property rights are not adequately protected we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share and could materially adversely affect our business, financial condition and results of operations. Conversely, third parties might assert that our products, services, or other business activities infringe their patents or other intellectual property rights. Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm our reputation. Such claims and proceedings can also distract and divert our management and key personnel from other tasks important to the success of our business. In addition, intellectual property litigation or claims could force us to cease selling or using products that incorporate the asserted intellectual property, which would adversely affect our revenues, pay substantial damages for past use of the asserted intellectual property or pay substantial fees to obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all. In the event of an adverse determination in an intellectual property suit or proceeding, or our failure to license essential technology or redesign our products so as not to infringe third party intellectual property rights, our sales could be harmed and our costs could increase, which could materially adversely affect our business, financial condition and results of operations.

We could be liable for physical damage, business interruption or product liability claims that exceed our insurance coverage.

The nature of our business subjects us to physical damage, business interruption and product liability claims, especially in connection with the repair and manufacture of products that carry hazardous or volatile materials. Although we maintain liability insurance coverage at commercially reasonable levels compared to similarly-sized heavy equipment manufacturers, an unusually large physical damage, business interruption or product liability claim or a series of claims based on a failure repeated throughout our production process could exceed our insurance coverage or result in damage to our reputation.

We could be unable to procure adequate insurance on a cost-effective basis in the future.

The ability to insure our businesses, facilities and rail assets is an important aspect of our ability to manage risk. As there are only limited providers of this insurance to the railcar industry, there is no guarantee that such insurance will be available on a cost-effective basis in the future. In addition, we cannot assure that our insurance carriers will be able to pay current or future claims.

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect our financial results.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported value of our assets or liabilities and financial results and are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain. Accounting standard setters and those who interpret the accounting standards (such as the Financial Accounting Standards Board, the SEC, and our independent registered public accounting firm) may amend or even reverse their previous interpretations or positions on how these standards should be applied. In some cases, we could be required to apply a new or revised standard retrospectively, resulting in the revision of prior period financial statements. Changes in accounting standards can be hard to predict and can materially impact how we record and report our financial condition and results of operations.

Fires, natural disasters, severe weather conditions or public health crisis could disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities due to fire, hurricane, earthquake, flood, or any other natural disaster, or an epidemic or other public health crisis, or a panic reaction to a perceived health risk, could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities, particularly any of our Mexican facilities, it could impair our ability to adequately supply our customers, cause a significant disruption to our operations, cause us to incur significant costs to relocate or reestablish these functions and negatively impact our operating results. While we insure against certain business interruption risks, such insurance may not adequately compensate us for any losses incurred as a result of natural or other disasters.

Unusual weather conditions may reduce demand for our wheel-related parts and repair services.

Performing railcar wheel repair and replacing railcar wheels represents a portion of our business. Seasonal fluctuations in weather conditions may lead to greater variation in our quarterly operating results as unusually mild weather conditions will generally lead to lower demand for our wheel-related products and services. In addition, unusually mild weather conditions throughout the year may reduce overall demand for our wheel-related products and repair services. If occurring for prolonged periods, such weather could have an adverse effect on our business, results of operations and financial condition.

Business, regulatory, and legal developments regarding climate change may affect the demand for our products or the ability of our critical suppliers to meet our needs.

We have followed the current debate over climate change in general, and the related science, policy discussion, and prospective legislation. Some scientific studies have suggested that emissions of certain gases, commonly referred to as greenhouse gases (GHGs) and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere and other climate changes. Additionally, the potential challenges and opportunities for our company that climate change policy and legislation may pose are reviewed. However, any such challenges or opportunities are heavily dependent on the nature and degree of climate change legislation and the extent to which it applies to our industries.

In response to an emerging scientific and political consensus, legislation and new rules to regulate emission of GHGs has been introduced in numerous state legislatures, the U.S. Congress, and by the EPA. Some of these proposals would require industries to meet stringent new standards that may require substantial reductions in carbon emissions. While we cannot assess the direct impact of these or other potential regulations, we recognize that new climate change protocols could affect the demand for our products and/or affect the price of materials, input factors and manufactured components which could impact our margins. Potential opportunities could include greater demand for certain types of railcars, while potential challenges could include decreased demand for certain types of railcars or other products and higher energy costs. Other adverse consequences of climate change could include an increased frequency of severe weather events and rising sea levels that could affect operations at our manufacturing facilities, the price of insuring company assets, or other unforeseen disruptions of our operations, systems, property or equipment. Ultimately, when or if these impacts may occur cannot be assessed until scientific analysis and legislative policy are more developed and specific legislative proposals begin to take shape.

Repercussions from terrorist activities or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts, and other armed conflict involving the U.S. or its interests abroad may adversely affect the U.S. and global economies, potentially preventing us from meeting our financial and other obligations. In particular, the negative impacts of these events may affect the industries in which we operate. This could result in delays in or cancellations of the purchase of our products or shortages in raw materials, parts, or components. Any of these occurrences could have a material adverse impact on our financial results.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our financial condition and profitability.

We are subject to income taxes in both the United States and foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. Changes in estimates of projected future operating results, loss of deductibility of items, recapture of prior deductions (including related to interest on convertible notes), or changes in assumptions regarding our ability to generate future taxable income could result in significant increases to our tax expense and liabilities that could adversely affect our financial condition and profitability.

Some of our customers place orders for our products in reliance on their ability to utilize tax benefits or tax credits such as accelerated depreciation.

There is no assurance that tax authorities will reauthorize, modify, or otherwise not allow the expiration of such tax benefits, tax credits, or reimbursement policies, and in cases where such subsidies and policies are materially modified to reduce the available benefit, credit, or reimbursement or are otherwise allowed to expire, the demand for our products could decrease, thereby creating the potential for a material adverse effect on our financial condition or results of operations.

Our share repurchase program is intended to enhance long-term shareholder value although we cannot assure this will occur and this program may be suspended or terminated at any time.

The Board of Directors has authorized our company to repurchase our common stock through a share repurchase program. Our share repurchase program may be modified, suspended or discontinued at any time without prior notice. Although the share repurchase program is intended to enhance long-term shareholder value, we cannot provide assurance that this will occur.

From time to time we may take tax positions that the Internal Revenue Service or other tax authorities may contest.

We have in the past and may in the future take tax positions that the Internal Revenue Service (IRS) or other tax authorities may contest. We are required by an IRS regulation to disclose particular tax positions to the IRS as part of our tax returns for that year and future years. If the IRS or other tax authorities successfully contests a tax position that we take, we may be required to pay additional taxes, interest or fines that may adversely affect our results of operation and financial position.

Payments of cash dividends on our common stock may be made only at the discretion of our board of directors and may be restricted by Oregon law.

Any decision to pay dividends will be at the discretion of our Board of Directors and will depend upon our operating results, strategic plans, capital requirements, financial condition, provisions of our borrowing arrangements and other factors our Board of Directors considers relevant. Furthermore, Oregon law imposes restrictions on our ability to pay dividends. Accordingly, we may not be able to continue to pay dividends in any given amount in the future, or at all.

Description of Other Indebtedness

Greenbrier hereby discloses the following with respect to its indebtedness:

As of November 30, 2016, we had on a consolidated basis approximately $300.3 million of indebtedness (including $1.9 million of debt issuance costs), consisting of approximately $118.3 million of our 2018 Notes (including $0.8 million of debt issuance costs), approximately $181.4 million outstanding under our leasing subsidiary’s secured term loan (including $1.1 million of debt issuance costs) and approximately $0.7 million outstanding in other subsidiary indebtedness. As of November 30, 2016, we also had outstanding approximately $81.3 million of issued but undrawn letters of credit.

Senior Secured Revolving Credit Facilities

As of November 30, 2016, our senior secured revolving credit facilities, consisting of three components, aggregated to $614.6 million.

As of November 30, 2016, a $550.0 million revolving line of credit, which we refer to as our North American senior secured credit facility, maturing October 2020, secured by substantially all our assets in the U.S. not otherwise pledged as security for term loans, was available to provide working capital and interim financing of equipment, principally for our U.S. and Mexican operations. Advances under this facility bear interest at LIBOR plus an applicable margin (currently 1.75%) or Prime plus an applicable margin (currently 0.75%) depending on the type of borrowing and our consolidated capitalization ratio. Available borrowings under the North American senior secured credit facility are generally based on defined levels of inventory, receivables, property, plant and equipment and leased equipment. As of November 30, 2016, after giving effect to issued but undrawn letters of credit, we had approximately $267.7 million of availability under our North American senior secured credit facility (based on our borrowing base as of such date).

As of November 30, 2016, lines of credit totaling $14.6 million secured by our European assets, with various variable rates that range from Warsaw Interbank Offered Rate (WIBOR) plus 1.2% to WIBOR plus 1.3%, were available for working capital needs of our European manufacturing operation. Currently, these European credit facilities have maturities that range from February 2017 through June 2017.

As of November 30, 2016, our Mexican railcar manufacturing joint venture had two lines of credit totaling $50.0 million. The first line of credit provides up to $30.0 million and is fully guaranteed by us and our joint venture partner. Advances under this facility bear interest at LIBOR plus 2.0%. The Mexican railcar manufacturing joint venture will be able to draw against this facility through January 2019. The second line of credit provides up to $20.0 million, of which we and our joint venture partner have each guaranteed 50%. Advances under this facility bear interest at LIBOR plus a variable per annum rate equal to the additional points established in each funding request. The Mexican railcar manufacturing joint venture will be able to draw amounts available under this second facility through August 2017.

The credit facilities described above are subject to covenants with respect to us and various subsidiaries, the most restrictive of which, among other things, limit our ability to: incur additional indebtedness or guarantees; pay dividends or repurchase stock; enter into sale-leaseback transactions; create or incur liens; sell assets; engage in transactions with affiliates, including joint ventures and non U.S. subsidiaries, including but not limited to loans, advances, equity investments and guarantees; enter into mergers, consolidations or sales of substantially all of our assets; and enter into new lines of business. The covenants also require us to meet certain maximum ratios of debt to total capitalization and minimum ratios of interest and rent coverage. Our North American senior secured credit facility also contains a cross-default provision relating to a default by us or our subsidiaries under certain other indebtedness, as well as a change of control provision whereby a change of control event affecting us results in an event of default thereunder.

As of November 30, 2016, we had no outstanding borrowings under these credit facilities and outstanding commitments consisted of $81.3 million in letters of credit issued but undrawn under our North American senior secured credit facility.

3.5% Senior Convertible Notes due 2018

In 2011, we issued $230.0 million aggregate principal amount of 3.5% senior convertible notes due 2018 in a transaction exempt from the registration requirements of the SEC. Interest on the 2018 Notes is payable semi-annually on April 1st and October 1st. We are also required to pay contingent interest in certain circumstances.

The 2018 Notes are senior unsecured obligations and rank equally in right of payment with our other senior unsecured debt. The 2018 Notes mature on April 1, 2018, unless the notes are earlier repurchased by us or are converted into shares of our common stock in accordance with their terms. There is no sinking fund provision and the 2018 Notes are not subject to redemption at our option. As of the date of this Supplemental Disclosure, the applicable conversion rate for the 2018 Notes was 27.6662 per $1,000 principal amount of the notes (which was equal to a conversion price of approximately $36.15 per share). The conversion rate is subject to adjustment upon the occurrence of certain events.

The 2018 Notes indenture contains customary covenants for convertible securities. If we experience certain types of fundamental changes (as defined in the indenture related thereto) prior to the maturity date of the 2018 Notes, the holders of the 2018 Notes have the option to require us to repurchase all or any of such holder’s 2018 Notes for cash. The 2018 Notes indenture also contains customary events of default.

During fiscal 2015, $110.9 million of the original $230.0 million principal amount of the 2018 Notes was converted into 2.9 million shares of our common stock.

As of November 30, 2016, there was $119.1 million aggregate principal amount of the 2018 Notes outstanding.

Secured Term Loan

In March 2014, our wholly owned leasing subsidiary issued a $200.0 million senior term loan secured by a pool of leased railcars. The debt bears a floating interest rate of LIBOR plus an applicable margin (currently 1.75%) or Prime plus an applicable margin, with principal of $1.75 million paid quarterly in arrears and a balloon payment of $159.8 million due in March 2020.

The secured term loan contains a number of affirmative and negative covenants applicable to our wholly owned leasing subsidiary and its subsidiaries, including financial covenants regarding certain maximum ratios of debt to total capitalization and minimum ratios of interest and rent coverage. The borrower may voluntarily prepay the amounts outstanding under the secured term loan, however amounts prepaid may not be re-borrowed. The secured term loan also provides for mandatory prepayments in the event of certain dispositions of, or casualty or condemnation events with respect to, pledged railcars. The secured term loan also contains customary events of default, including certain cross-default provisions.

We have entered into an interest rate swap agreement with respect to $91.3 million of notional principal amount to swap the floating interest rate of LIBOR plus 1.75% to a fixed rate of 3.7375%. This arrangement matures in March 2020.

As of November 30, 2016, we had $182.5 million aggregate principal amount of the secured term loan outstanding.

Other Obligations and Contingencies

We utilize interest rate swap agreements to reduce the impact of changes in interest rates on certain of our indebtedness. Our foreign currency forward exchange contracts and interest rate swap agreements are designated as cash flow hedges, and therefore the effective portion of unrealized gains and losses are recorded in accumulated other comprehensive loss.

At November 30, 2016 exchange rates, forward exchange contracts for the purchase of Polish Zlotys and the sale of Euros and U.S. Dollars; the purchase of Mexican Pesos and the sale of U.S. Dollars; and for the purchase of U.S. Dollars and the sale of Saudi Riyals aggregated to $423.4 million. The fair value of the contracts is included on our consolidated balance sheets as accounts payable and accrued liabilities when there is a loss, or as accounts receivable, net when there is a gain. As the contracts mature at various dates through July 2019, any such gain or loss remaining will be recognized in manufacturing revenue or cost of revenue along with the related transactions. In the event that the underlying transaction does not occur or does not occur in the period designated at the inception of the hedge, the amount classified in accumulated other comprehensive loss would be reclassified to the results of operations in Interest and foreign exchange at the time of occurrence. At November 30, 2016 exchange rates, approximately $7.3 million would be reclassified to revenue or cost of revenue in the next 12 months.

As of November 30, 2016, we had an interest rate swap agreement maturing in March 2020 with a notional amount of $91.3 million. The fair value of the contract is included in accounts payable and accrued liabilities on our consolidated balance sheets. As interest expense on the underlying debt is recognized, amounts corresponding to the interest rate swap are reclassified from accumulated other comprehensive loss and charged or credited to interest expense. At November 30, 2016 interest rates, approximately $1.3 million would be reclassified to interest expense in the next 12 months.

As of November 30, 2016, our Mexican railcar manufacturing joint venture had $0.7 million of third party debt, of which we and our joint venture partner have each guaranteed approximately $0.3 million. In accordance with customary business practices in Europe, we have $2.1 million in third party warranty guarantee facilities as of November 30, 2016. To date no amounts have been drawn under these guarantee facilities.

We made $0.6 million in cash contributions to GBW, an unconsolidated 50/50 joint venture, for the three months ended November 30, 2016 which represented a reinvestment of a distribution received from GBW during the quarter. We expect to make additional cash contributions to GBW of approximately $1.9 million during 2017, which represent reinvestments of additional distributions we expect to receive from GBW during the year. We are likely to make additional capital contributions or loans to GBW in the future. As of November 30, 2016, we had a $36.5 million note receivable balance from GBW which is included on the Consolidated Balance Sheet in Accounts receivable, net.

In October 2016, we entered into an agreement with Astra Rail Management GmbH (Astra) to form a new company, Greenbrier-Astra Rail, which is expected to create an end-to-end, Europe-based freight railcar manufacturing, engineering and repair business. The combined enterprise will be formed between our European operations headquartered in Swidnica, Poland and Astra based in Arad, Romania. It is expected that the combined enterprise will be led by an experienced Europe-based management team from both companies and will offer manufacturing and service capability in Europe. Assuming the transaction closes, Greenbrier-Astra Rail will be controlled by us with an approximate 75% interest. As partial consideration for our majority interest, we will pay Astra € 30 million at closing and € 30 million 12 months after closing. We will provide a guarantee in connection with the € 30 million to be paid to Astra 12 months after the closing. Closing of the transaction is contingent on, among other conditions, achieving antitrust approval in certain EU countries.

From time to time, we are involved as a defendant in litigation in the ordinary course of business, the outcomes of which cannot be predicted with certainty. Recently, we received an adverse judgment of approximately $15 million on one matter related to commercial litigation in a foreign jurisdiction. We intend to vigorously contest the judgment on appeal. While the ultimate outcome of such legal proceedings cannot be determined at this time, we believe that the resolution of this pending litigation will not have a material adverse effect on our financial condition.